Filed Pursuant to Rule 424(b)(5)
Registration No. 333-89944
PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 28, 2002)

24,330,900 Shares

Flextronics International Ltd.

Ordinary Shares

$12.50 per share

          We are selling 24,330,900 ordinary shares in a firm commitment underwriting.

      Our ordinary shares are listed on the Nasdaq National Market under the symbol “FLEX.” On July 22, 2004, the last reported sale price of the ordinary shares on the Nasdaq National Market was $13.33 per share.

       Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-5.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$12.50	$304,136,250
Underwriting Discounts	$ 0.17	$ 4,136,253
Proceeds to Flextronics (before expenses)	$12.33	$299,999,997

      In addition to the underwriting discount, the underwriters will receive a commission equivalent from the investors in the amount of $0.05 for each ordinary share sold to the investors in the offering.

      The underwriters expect to deliver the ordinary shares to investors on or about July 28, 2004.

Joint Book-Running Managers

Citigroup	Banc of America Securities LLC

Scotia Capital	RBC Capital Markets

July 23, 2004

ABOUT THIS PROSPECTUS SUPPLEMENT

      This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, ordinary shares and warrants up to an aggregate amount of $1,000,000,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about our ordinary shares that we are selling in this offering. Both this prospectus supplement and the prospectus include important information about us, our ordinary shares being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as

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additional information described under “Documents Incorporated by Reference” on page S-24 before investing in our ordinary shares.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

      In this prospectus supplement and in the accompanying prospectus, references to “$” are to United States dollars and references to “S$” are to Singapore dollars.

      Unless the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “Flextronics” refer to Flextronics International Ltd., a Singapore company.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, contains forward-looking statements. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions identify these forward-looking statements. These forward-looking statements are contained principally under the headings “Prospectus Supplement Summary” and “Risk Factors.” Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements are those described in “Risk Factors.”

      In addition, these forward-looking statements are subject to the other risks and uncertainties discussed under “Business — Risk Factors” in our most recent report filed with the Securities and Exchange Commission on Form 10-K. We undertake no obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

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PROSPECTUS SUPPLEMENT SUMMARY

      You should read the following summary together with the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference in the prospectus.

Flextronics

      We are a leading provider of advanced electronics manufacturing services (EMS) to original equipment manufacturers (OEMs) that span a broad range of products and industry segments, including cellular phones, printers and imaging, telecom/datacom infrastructure, medical, automotive, industrial systems and consumer electronics.

      Through a combination of internal growth and acquisitions, we have become one of the world’s largest EMS providers, with revenues of $14.5 billion in fiscal year 2004 and over 12.5 million manufacturing square feet in 32 countries across five continents as of March 31, 2004. We believe that our size, global presence, broad service offerings and expertise and advanced engineering and design capabilities enable us to win large programs from leading multinational OEMs for the design and manufacture of electronic products.

      Our customers include industry leaders such as Alcatel SA, Casio Computer Co., Ltd., Dell Computer Corporation, Ericsson Telecom AB, Hewlett-Packard Company, Microsoft Corporation, Motorola, Inc., Siemens AG, Sony-Ericsson, Telia Companies and Xerox Corporation.

      We provide a complete range of services that are designed to meet our customers’ product requirements throughout their product development life cycle. Our strategy is to provide customers with global end-to-end supply chain services that include design and related engineering, new product introduction, manufacturing, and logistics with the goal of delivering a complete packaged product. We also provide after-market services such as repair and warranty services as well as network and communications installation and maintenance. By working closely with our customers and being highly responsive to their requirements throughout the design and supply chain processes, we believe that we can be an integral part of their operations, accelerate their time-to-market and time-to-volume production, and reduce their product costs.

      Our contract design and related engineering services include all aspects of product design including industrial and mechanical design, hardware design, embedded and application software development, semiconductor design, system validation and test development through which we offer our customers the choice of full product development, system integration, cost reductions and software application development.

      In addition to the assembly of printed circuit boards (PCBs) and complete systems and products, our manufacturing services include the fabrication and assembly of plastic and metal enclosures, the fabrication of printed circuit boards and backplanes and the fabrication and assembly of photonics components. We have established an extensive network of manufacturing facilities in the world’s major electronics markets (the Americas, Asia and Europe) in order to serve the increased outsourcing needs of both multinational and regional OEMs. In fiscal year 2004, production in the Americas, Asia and Europe represented 14%, 45% and 41% of our net sales, respectively.

      We also combine our design and manufacturing services to design, develop and manufacture complete products, such as cellular phones and other consumer-related devices, which are sold by our OEM customers under the OEM’s brand names. This service offering is referred to original design manufacturing (ODM).

      Our principal offices are located at One Marina Boulevard, #28-00, Singapore 018989. Our telephone number is (65) 6890-7188. Our website address is www.flextronics.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

      First Quarter Financial Results. On July 19, 2004, we announced our financial results for the first quarter of fiscal year 2005. Net sales for the first quarter of fiscal 2005 were $3.9 billion, which represents an increase of $773.7 million, or 25% over the first quarter of fiscal 2004. GAAP net income for the first quarter of fiscal year 2005 increased by $364.0 million to $74.3 million, or $0.13 per diluted share, as compared to a loss of $289.7 million, or a loss of $0.56 per diluted share in the first quarter of fiscal year 2004.

      Strategic Transaction with Nortel Networks. On June 29, 2004, we entered into a definitive asset purchase agreement with Nortel Networks providing for the purchase of certain Nortel optical, wireless, wireline and enterprise manufacturing operations and optical design operations by Flextronics.

      Subject to closing the asset acquisition, Flextronics will provide the majority of Nortel Networks’ systems integration activities, final assembly, testing and repair operations, along with the management of the related supply chain and suppliers, under a four-year manufacturing agreement. Additionally, under a three-year design services agreement, Flextronics will provide Nortel Networks with design services for end-to-end, carrier grade optical network products. As part of this transaction, Flextronics anticipates hiring approximately 2,350 Nortel manufacturing employees and approximately 150 optical design engineers.

      The assets to be acquired consist primarily of inventory and capital equipment currently in use. The transfer of assets is expected to begin in November 2004 and to take approximately six months to complete. During this time period, Flextronics’ revenues from Nortel Networks will increase each quarter, and we anticipate approximately $400 million in revenues from Nortel in fiscal year 2005. Following completion of the asset transfers, we expect that our revenues from Nortel Networks should reach approximately $2.5 billion on an annualized basis (assuming Nortel’s sales of those products that the Company will manufacture remain at current levels). However, our sales to Nortel may differ from our current expectations.

      We anticipate that the aggregate purchase price for the assets acquired will be in the range of approximately $675 million to $725 million. We will allocate the purchase price to the fair value of the acquired assets, which we currently estimate will be approximately $415 million to $465 million for inventory, approximately $60 million for fixed assets, and the remaining $200 million for intangible assets and goodwill. We expect that approximately $75 million of the cash purchase price will be paid to Nortel in November 2004, and approximately $600 million to $650 million will be paid in four quarterly installments in calendar 2005. If any of the acquired inventory has not been used by the first anniversary of the applicable closing date, we will have a “put” right under which, subject to certain closing conditions, we may then sell that inventory back to Nortel. Similarly, if any of the acquired equipment is unused at the first anniversary of the applicable closing date, then subject to certain conditions, we will be entitled to sell it back to Nortel. We intend to use our working capital balances and borrowings under our revolving credit facilities to fund the purchase price for the assets to be acquired.

      As a result of the transaction, we will acquire or lease approximately 1.1 million square feet of facilities from Nortel Networks, which represents approximately 50% of the space currently used by Nortel Networks for the activities to be transferred to Flextronics. We will initially occupy portions of the facilities from Nortel Networks in Canada and the United Kingdom under three-year leases, and will purchase Nortel’s manufacturing facility in France. The space we lease may be further reduced by us over the three-year term of the leases.

      Nortel Networks currently uses the facilities and assets that will be transferred to Flextronics primarily for systems integration and final assembly of products that it then sells to its customers, which include wireless service providers, large businesses, small businesses and home offices, government agencies, educational institutions, utility organizations, local and long-distance telephone companies, cable multiple system operators, internet service providers and other communications service providers. These facilities are currently operated by Nortel Networks as cost centers for internal reporting purposes, with no allocation of revenues when the products manufactured at the manufacturing facilities are transferred to other Nortel operations.

      The manufacturing activities that will be performed by Flextronics for Nortel Networks include not only systems integration activities, final assembly, testing and repair operations, but also the fabrication of printed circuit boards, fabrication of enclosures and printed circuit board assembly. After we acquire these facilities, the operations will be operated as profit centers by Flextronics and we will generate revenue and earnings from the sale of products to Nortel Networks. Flextronics will have no contact with Nortel’s end user customers with regards to the sale of these products, and sales to Nortel’s customers will continue to be made by Nortel in the same manner as currently conducted by Nortel.

      The nature of the revenue producing activities currently performed by Nortel Networks is substantially different from the nature of such activities to be performed by Flextronics after the transfer of assets. Flextronics does not believe there is sufficient continuity of operations prior to and after the transaction with Nortel Networks such that disclosure of historical and pro forma financial information relating to the manufacturing operations would be material to an understanding of Flextronics’ future operations. There will be fundamental differences regarding the revenue producing activities, manufacturing costs, manufacturing locations, personnel, sales force, customer base, and distribution and marketing efforts, as a result of which historical and pro forma financial information would not be comparable or meaningful.

      Hughes Software Acquisition. On June 8, 2004, we entered into a definitive share purchase agreement with Hughes Network Systems, Inc. providing for our purchase of approximately fifty-five percent (55%) of the outstanding shares of Hughes Software Systems Limited. Hughes Software is based in India and provides software for fixed and mobile networks for both voice and data. On June 8, 2004, approximately $226 million in cash consideration was paid to Hughes Network Systems, Inc. We then made an open offer to purchase an additional twenty percent (20%) of the outstanding shares of Hughes Software from the other shareholders of Hughes Software for approximately $83 million in the aggregate, which we have deposited into escrow as required pursuant to Indian securities regulations. On July 9, 2004, we appointed our nominees to a majority of the seats on the board of directors of Hughes Software. This transaction is expected to be completed in November 2004, subject to obtaining regulatory approval, the satisfaction of requirements under the Indian securities regulations with respect to the offer and the satisfaction of other customary closing conditions.

      Hughes Software offers Voice over Packets (VoP), SS7, broadband and wireless (GPRS/ UMTS) products that provide customers with open architecture solutions, and also develops custom applications for customers. Hughes Software employs approximately 2,400 employees worldwide, with development centers located in New Delhi and Bangalore, India and Nuernberg, Germany. Hughes Software’s shares trade in India on the Bombay Stock Exchange (BSE: 532266) and on the National Stock Exchange (NSE: HUGHESSOFT).

The Offering

Ordinary shares	24,330,900 shares

Ordinary shares to be outstanding after the offering*	555,333,566 shares

Use of proceeds	We intend to use the proceeds to fund the further expansion of our business, including additional working capital and capital expenditures, to repay borrowings under our revolving credit facility and for general corporate purposes. We may also use a portion of the proceeds for strategic acquisitions or investments.

Nasdaq National Market symbol	FLEX

*	The number of ordinary shares to be outstanding after the offering is based on 531,002,666 ordinary shares actually outstanding as of June 30, 2004. This number excludes a total of 59,928,765 ordinary shares subject to outstanding options and awards or reserved for issuance under our share option plans and share purchase plans as of that date.

RISK FACTORS

      This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before deciding to invest in our ordinary shares. If any of the risks described below materialize, our operating results and financial condition could be adversely affected and the trading price of our ordinary shares could decline.

Risks Related to Our Business

If we do not effectively manage changes in our operations, our business may be harmed.

      In the last ten years, we have experienced significant growth in our business through a combination of internal growth and acquisitions, and we expect to make additional acquisitions in the future, including our recently announced pending acquisition of the majority ownership stake in Hughes Software Systems and our recently announced acquisition of assets from Nortel Networks. Our global workforce has more than doubled in size since the beginning of fiscal year 2001. During that time, we have also reduced our workforce at some locations and closed certain facilities in connection with our restructuring activities. These changes have placed considerable strain on our management control systems and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

      We plan to continue to transition manufacturing to lower cost locations. We plan to increase our manufacturing capacity in our low-cost regions by expanding our facilities and adding new equipment. This expansion involves significant risks, including, but not limited to, the following:

•	we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

•	we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

•	we may incur cost overruns;

•	we may incur charges related to our expansion activities;

•	we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers’ delivery schedules; and

•	we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

      In addition, we expect to incur new fixed operating expenses associated with our expansion efforts that will increase our cost of sales, including increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results could be seriously harmed. Our transition to low-cost manufacturing regions has contributed to significant restructuring and other charges that have resulted from reducing our workforce and capacity at higher-cost locations. We recognized restructuring charges of approximately $540.3 million in fiscal year 2004 and $297.0 million in fiscal year 2003 associated with the consolidation and closure of several manufacturing facilities, and impairment of certain long-lived assets at several manufacturing facilities. We may be required to take additional charges in the future as a result of these activities. We cannot assure you as to the timing or amount of any future restructuring charges. If we are required to take additional restructuring charges in the future, it could have a material adverse impact on our operating results, financial position and cash flows.

We depend on industries that continually produce technologically advanced products with short life cycles; our inability to continually manufacture such products on a cost-effective basis could harm our business.

      For fiscal year 2004, we derived:

•	approximately 33% of our revenues from customers in the handheld devices industry, whose products include cellular phones, pagers and personal digital assistants;

•	approximately 25% of our revenues from customers in the computers and office automation industry, whose products include copiers, scanners, graphic cards, desktop and notebook computers, and peripheral devices such as printers and projectors;

•	approximately 15% of our revenues from providers of communications infrastructure, whose products include equipment for optical networks, cellular base stations, radio frequency devices, telephone exchange and access switches, and broadband devices;

•	approximately 11% of our revenues from the consumer devices industry, whose products include set-top boxes, home entertainment equipment, cameras and home appliances;

•	approximately 7% of our revenues from providers of information technologies infrastructure, whose products include servers, workstations, storage systems, mainframes, hubs and routers; and

•	approximately 9% of our revenues from customers in a variety of other industries, including the medical, automotive, industrial and instrumentation industries.

      Factors affecting these industries in general could seriously harm our customers and, as a result, us. These factors include:

•	rapid changes in technology, which result in short product life cycles;

•	seasonality of demand for our customers’ products;

•	the inability of our customers to successfully market their products, and the failure of these products to gain widespread commercial acceptance; and

•	recessionary periods in our customers’ markets.

Our customers have and may continue to cancel their orders, change production quantities or locations, or delay production.

      As a provider of electronics manufacturing services, we must provide increasingly rapid product turnaround for our customers. We generally do not obtain firm, long-term purchase commitments from our customers, and we often experience reduced lead-times in customer orders. Customers cancel their orders, change production quantities and delay production for a number of reasons. Uncertain economic and geopolitical conditions have resulted, and may continue to result, in some of our customers delaying the delivery of some of the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellations, reductions or delays by a significant customer or by a group of customers have harmed, and may continue to harm, our results of operations by reducing the volumes of products we manufactured for these customers and delivered in that period, by causing a delay in the repayment of our expenditures for inventory in preparation for customer orders and lower asset utilization resulting in lower gross margins. In addition, customers often require that manufacturing of their products be transitioned from one facility to another to achieve cost and other objectives. Such transfers result in inefficiencies and costs due to resulting excess capacity and overhead at one facility and capacity constraints and related stresses at the other.

      In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers’ commitments and the rapid changes in demand for their products reduce our ability to estimate accurately future customer requirements. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. We often increase staffing, increase capacity and incur other expenses to meet the anticipated demand of our customers, which cause reductions in our gross margins if customer orders are or cancelled. Anticipated orders may not materialize, and delivery schedules may be deferred as a result of changes in demand for our customers’ products. On occasion, customers require rapid increases in production, which stress our resources and reduce margins. Although we have increased our manufacturing capacity, and plan further increases, we may not have sufficient capacity at any given time to meet our customers’ demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand harms our gross profit and operating income.

Our operating results vary significantly from period to period.

      We experience significant fluctuations in our results of operations. Some of the principal factors that contribute to these fluctuations are:

•	changes in demand for our services;

•	our effectiveness in managing manufacturing processes and costs in order to decrease manufacturing expenses;

•	the mix of the types of manufacturing services we provide, as high-volume and low-complexity manufacturing services typically have lower gross margins than lower volume and more complex services;

•	changes in the cost and availability of labor and components, which often occur in the electronics manufacturing industry and which affect our margins and our ability to meet delivery schedules;

•	the degree to which we are able to utilize our available manufacturing capacity;

•	our ability to manage the timing of our component purchases so that components are available when needed for production, while avoiding the risks of purchasing inventory in excess of immediate production needs;

•	local conditions and events that may affect our production volumes, such as labor conditions, political instability and local holidays; and

•	changes in demand in our customers’ end markets.

Two of our significant end-markets are the handheld electronics devices market and the consumer devices market. These markets exhibit particular strength toward the end of the calendar year in connection with the holiday season. As a result, we have historically experienced stronger revenues in our third fiscal quarter as compared to our other fiscal quarters.

Our increased original design manufacturing (ODM) activity may reduce our profitability.

      We have recently begun providing ODM services, where we design and develop products that we then manufacture for OEM customers. We are actively pursuing ODM projects, focusing primarily on consumer related devices, such as cellular phones and related products, which requires that we make investments in research and development, technology licensing, test and tooling equipment, patent applications, facility expansion, and recruitment.

      Although we enter into contracts with our ODM customers, we may design and develop products for these customers prior to receiving a purchase order or other firm commitment from them. We are required to make substantial investments in the resources necessary to design and develop these products, and no revenue may be generated from these efforts if our customers do not approve the designs in a timely manner or at all, or if they do not then purchase anticipated levels of products. In addition, ODM activities often require that we purchase inventory for initial production runs before we have a purchase commitment from a customer. Even after we have a contract with a customer with respect to an ODM product, these contracts may allow the customer to delay or cancel deliveries and may not obligate the customer to any volume of purchases. These contracts can generally be terminated by either party on short notice. There is no assurance that we will be able to maintain our current level of ODM activity at all or for an extended period of time. Due to the initial costs of investing in the resources necessary for this business, our increased ODM activities adversely affected our profitability during fiscal year 2004. We continue to make investments in our ODM services, which could adversely affect our profitability during fiscal year 2005 and beyond. Further, the products we design must satisfy safety and regulatory standards and some products must also receive government certifications. If we fail to obtain these approvals or certifications on a timely basis, we would be unable to sell these products, which would harm our sales, profitability and reputation.

The success of our ODM activity depends on our ability to protect our intellectual property rights.

      We retain certain intellectual property rights to our ODM products. As the level of our ODM activity is increasing, the extent to which we rely on rights to intellectual property incorporated into products is increasing. Despite our efforts, we cannot be certain that the measures we have taken to prevent unauthorized use of our technology will be successful. If we are unable to protect our intellectual property rights, this could reduce or eliminate the competitive advantages of our proprietary technology, which would harm our business.

Intellectual property infringement claims against our customers or us could harm our business.

      Our ODM products often face competition from the products of OEMs, many of whom may own the intellectual property rights underlying those products. As a result, we could become subject to claims of intellectual property infringement as the number of our competitors increases. In addition, customers for our ODM services typically require that we indemnify them against the risk of intellectual property infringement. If any claims are brought against us or our customers for such infringement, whether or not these have merit, we could be required to expend significant resources in defense of such claims. In the event of such an infringement claim, we may be required to spend a significant amount of money to develop non-infringing alternatives or obtain licenses. We may not be successful in developing such alternatives or obtaining such a license on reasonable terms or at all.

If our ODM products are subject to design defects, our business may be damaged and we may incur significant fees.

      In our contracts with ODM customers, we generally provide them with a warranty against defects in our designs. If an ODM product or component that we design is found to be defective in its design, this may lead to increased warranty claims. Although we have product liability insurance coverage, it is expensive and may not be available on acceptable terms, in sufficient amounts, or at all. A successful product liability claim in excess of our insurance coverage or any material claim for which insurance coverage was denied or limited and for which indemnification was not available could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to intangible asset risk.

      We have a substantial amount of intangible assets. These intangible assets are attributable to acquisitions and represent the difference between the purchase price paid for the acquired businesses and the fair value of the net tangible assets of the acquired businesses. We are required to evaluate goodwill and other intangibles for impairment on at least an annual basis, and whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. As a result of our annual and other periodic evaluations, we may determine that the intangible asset values need to be written down to their fair values, which could result in material charges that could be adverse to our operating results and financial position.

We may encounter difficulties with acquisitions, which could harm our business.

      We have completed numerous acquisitions of businesses and we expect to continue to acquire additional businesses in the future. We are currently in preliminary discussions with respect to potential acquisitions and strategic customer transactions, and we have entered into definitive agreements for the acquisition of the majority ownership stake in Hughes Software Systems and the acquisition of certain Nortel Networks’ optical, wireless, wireline and enterprise manufacturing operations and related supply chain activities, both as described in “Prospectus Supplement Summary — Recent Developments”. We do not have any other definitive agreements to make any material acquisitions or strategic customer transactions. Any future acquisitions may require additional debt or equity financing. This could increase our leverage or be dilutive to our existing shareholders. We may not be able to complete acquisitions or strategic customer transactions in the future to the same extent as in the past, or at all.

      In addition, acquisitions involve numerous risks and challenges, including:

•	difficulties in integrating acquired businesses and operations;

•	diversion of management’s attention from the normal operation of our business;

•	potential loss of key employees and customers of the acquired companies;

•	difficulties in managing and integrating operations in geographically dispersed locations;

•	lack of experience operating in the geographic market or industry sector of the acquired business;

•	increases in our expenses and working capital requirements, which reduce our return on invested capital; and

•	exposure to unanticipated contingent liabilities of acquired companies.

      These and other factors have harmed, and in the future could harm, our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition, and could adversely affect our business and operating results.

Our new strategic relationship with Nortel Networks involves a number of risks, and we may not succeed in realizing the anticipated benefits of this relationship.

      The transaction with Nortel Networks described under the caption “Prospectus Supplement Summary — Recent Developments” is subject to a number of closing conditions, including regulatory approvals, conversion of information technology systems, and the completion of the required information and consultation process with employee representatives in Europe. Some of the processes involved in converting information technology systems (including the integration of related systems and internal controls) are complex and time consuming, and may present unanticipated difficulties. As a result, we expect that the closings of this transaction will not begin until November 2004 and they are not expected to be completed until May 2005. Further delays may arise if the conversion of information technology systems requires more time than presently anticipated. In addition, completion of required information and consultation process with employee representatives in Europe may result in additional delays and in difficulties in retaining employees.

      After closing, the success of this transaction will depend on our ability to successfully integrate the acquired operations with our existing operations. This will involve integrating Nortel Networks’ information technology systems with our other systems, integrating their operations into our existing procurement activities, and assimilating and managing existing personnel. In addition, this transaction will increase our expenses and working capital requirements, and place burdens on our management resources. In the event we are unsuccessful in integrating the acquired operations, we would not achieve the anticipated benefits of this transaction, and our results of operations would be adversely affected.

      As a result of the new strategic relationship, we expect that Nortel Networks will become our largest customer, representing over ten percent of our net sales. The manufacturing relationship with Nortel

Networks is not exclusive, and they are entitled to use other suppliers for a portion of their requirements of these products. While Nortel Networks has agreed to use Flextronics to manufacture a majority of its requirements of these existing products, so long as Flextronics’ services are competitive, our services may not remain competitive, and there can be no assurance that we will continue to manufacture a majority of Nortel Networks requirements of these products. In addition, sales of these products depend on a number of factors, including global economic conditions, competition, new technologies that could render these products obsolete, the level of sales and marketing resources devoted by Nortel Networks with respect to these products, and the success of these sales and marketing activities. If demand for these products should decline, we would experience reduced sales and gross margins from these products.

      We have agreed to cost reduction targets and price limitations and to certain manufacturing quality requirements. We may not be able to reduce costs over time as required, and Nortel Networks would be entitled to certain reductions in their product prices, which would adversely affect our margins from this program. In addition, we may encounter difficulties in meeting Nortel Networks’ expectations as to product quality and timeliness. If Nortel Networks’ requirements exceed the volume we anticipate, we may be unable to meet these requirements on a timely basis. Our inability to meet Nortel Networks volume, quality, timeliness and cost requirements, could have a material adverse effect on our results of operations. Nortel Networks may not purchase a sufficient quantity of products from us to meet our expectations and we may not utilize a sufficient portion of the acquired capacity to achieve profitable operations.

      In addition, one of the anticipated benefits of the transaction with Nortel Networks is the advanced expertise that we will obtain by employing approximately 150 of Nortel Networks’ optical design employees. Nortel Networks may not be successful in retaining these employees until closing, and we may fail to retain and motivate these employees after closing or to integrate them into our other design operations.

      Although we expect that our gross margin and operating margin on sales to Nortel Networks will initially be less than that generally realized by the Company in fiscal 2004, we also expect that we will be able to increase gross margins over time through cost reductions and by internally sourcing our vertically integrated supply chain solutions, which include the fabrication and assembly of printed circuit boards and enclosures, as well as logistics and repair services. Additionally, the impact of lower gross margins may be partially offset by the effect of anticipated lower selling, general and administrative expenses, as a percentage of net sales. There can be no assurance that we will realize lower expenses or increased operating efficiencies as anticipated.

Our strategic relationships with major customers create risks.

      Over the past several years, we have completed numerous strategic transactions with OEM customers, including, among others, Xerox, Alcatel, Casio and Ericsson, and we have entered into a definitive agreement with Nortel Networks as described under “Prospectus Supplement Summary — Recent Developments.” Under these arrangements, we generally acquire inventory, equipment and other assets from the OEM, and lease or acquire their manufacturing facilities, while simultaneously entering into multi-year supply agreements for the production of their products. We intend to continue to pursue these OEM divestiture transactions in the future. There is strong competition among EMS companies for these transactions, and this competition may increase. These transactions have contributed to a significant portion of our revenue growth, and if we fail to complete similar transactions in the future, our revenue growth could be harmed. As part of these arrangements, we typically enter into manufacturing services agreements with these OEMs. These agreements generally do not require any minimum volumes of purchases by the OEM, and the actual volume of purchases may be less than anticipated. The arrangements entered into with divesting OEMs typically involve many risks, including the following:

•	we may need to pay a purchase price to the divesting OEMs that exceeds the value we may realize from the future business of the OEM;

•	the integration of the acquired assets and facilities into our business may be time-consuming and costly;

•	we, rather than the divesting OEM, bear the risk of excess capacity at the facility;

•	we may not achieve anticipated cost reductions and efficiencies at the facility;

•	we may be unable to meet the expectations of the OEM as to volume, product quality, timeliness and cost reductions; and

•	if demand for the OEM’s products declines, the OEM may reduce its volume of purchases, and we may not be able to sufficiently reduce the expenses of operating the facility or use the facility to provide services to other OEMs.

      As a result of these and other risks, we have been, and in the future may be, unable to achieve anticipated levels of profitability under these arrangements. In addition, these strategic arrangements have not, and in the future may not, result in any material revenues or contribute positively to our earnings per share.

We depend on the continuing trend of outsourcing by OEMs.

      Future growth in our revenue depends on new outsourcing opportunities in which we assume additional manufacturing and supply chain management responsibilities from OEMs. To the extent that these opportunities are not available, either because OEMs decide to perform these functions internally or because they use other providers of these services, our future growth would be limited.

The majority of our sales come from a small number of customers; if we lose any of these customers, our sales could decline significantly.

      Sales to our ten largest customers have represented a significant percentage of our net sales in recent periods. Our ten largest customers accounted for approximately 64% and 67% of net sales in fiscal year 2004 and fiscal year 2003, respectively. Our largest customers during fiscal year 2004 were Hewlett-Packard and Sony-Ericsson, each accounting for approximately 12% of net sales, respectively. During fiscal year 2003, Hewlett-Packard and Sony-Ericsson accounted for approximately 12% and 11% of our total net revenue, respectively. No other customer accounted for more than 10% of net sales in fiscal year 2004 or fiscal year 2003.

      Our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not able to timely replace expired, canceled or reduced contracts with new business, our revenues could be harmed.

Our industry is extremely competitive.

      The EMS industry is extremely competitive and includes many companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of manufacturing products themselves. Some of our competitors may have greater design, manufacturing, financial or other resources than we do. Additionally, we face competition from Taiwanese ODM suppliers, who have a substantial share of the global market for information technology hardware production, primarily related to notebook and desktop computers and personal computer motherboards, in addition to providing consumer products and other technology manufacturing services.

      The overall demand for electronics manufacturing services decreased in recent years, resulting in increased capacity and substantial pricing pressures, which have harmed our operating results. Certain sectors of the EMS industry have experienced increased price competition, and if we experience such increased level of competition in the future, our revenues and gross margin may continue to be adversely affected.

We may be adversely affected by shortages of required electronic components.

      At various times, there are shortages of some of the electronic components that we use, as a result of strong demand for those components or problems experienced by suppliers. These unanticipated component shortages have resulted in curtailed production or delays in production, which prevented us from making scheduled shipments to customers in the past and may do so in the future. Our inability to make scheduled shipments could cause us to experience a reduction in sales, increase in inventory levels and costs, and could adversely affect relationships with existing and prospective customers. Component shortages may also increase our cost of goods sold because we may be required to pay higher prices for components in short supply and redesign or reconfigure products to accommodate substitute components. As a result, component shortages could adversely affect our operating results for a particular period due to the resulting revenue shortfall and increased manufacturing or component costs.

Our customers may be adversely affected by rapid technological change.

      Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers’ products become obsolete or fail to gain widespread commercial acceptance, our business could be adversely affected.

We are subject to the risk of increased income taxes.

      We have structured our operations in a manner designed to maximize income in countries where:

•	tax incentives have been extended to encourage foreign investment; or

•	income tax rates are low.

      We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effects. We cannot determine in advance the extent to which some jurisdictions may require us to pay taxes or make payments in lieu of taxes.

      Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. These tax incentives expire over various periods from 2004 to 2010 and are subject to certain conditions with which we expect to comply. We have obtained tax holidays or other incentives where available, primarily in China, Malaysia and Hungary. In these three countries, we generated an aggregate of approximately $8.4 billion of our total revenues for the fiscal year ended March 31, 2004. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions of businesses may cause our effective tax rate to increase.

We conduct operations in a number of countries and are subject to risks of international operations.

      The geographical distances between the Americas, Asia and Europe create a number of logistical and communications challenges for us. These challenges include managing operations across multiple time zones, directing the manufacture and delivery of products across distances, coordinating procurement of components and raw materials and their delivery to multiple locations, and coordinating the activities and decisions of the core management team, which is based in a number of different countries. Facilities in several different locations may be involved at different stages of the production of a single product, leading to additional logistical difficulties.

      Because our manufacturing operations are located in a number of countries throughout the Americas, Asia and Europe, we are subject to the risks of changes in economic and political conditions in those countries, including:

•	fluctuations in the value of local currencies;

•	labor unrest and difficulties in staffing;

•	longer payment cycles;

•	cultural differences;

•	increases in duties and taxation levied on our products;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	limitations on imports or exports of components or assembled products, or other travel restrictions;

•	expropriation of private enterprises; and

•	a potential reversal of current favorable policies encouraging foreign investment or foreign trade by our host countries.

      The attractiveness of our services to U.S. customers can be affected by changes in U.S. trade policies, such as most favored nation status and trade preferences for some Asian countries. In addition, some countries in which we operate, such as Brazil, Hungary, Mexico, Malaysia and Poland, have experienced periods of slow or negative growth, high inflation, significant currency devaluations or limited availability of foreign exchange. Furthermore, in countries such as China and Mexico, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

We are exposed to fluctuations in foreign currency exchange rates.

      We transact business in various foreign countries. As a result, we are exposed to fluctuations in foreign currencies. We have currency exposure arising from both sales and purchases denominated in currencies other than the functional currencies of our entities. Volatility in the exchange rates between the foreign currencies and the functional currencies of our entities could seriously harm our business, operating results and financial condition. We try to manage our foreign currency exposure by borrowing in various foreign currencies and by entering into foreign exchange forward contracts. Mainly, we enter into foreign exchange forward contracts intended to reduce the short-term impact of foreign currency fluctuations on current assets and liabilities denominated in foreign currency. These exposures are primarily, but not limited to, cash, receivables, payables and inter-company balances, in currencies other than the functional currency of the operating entity. We will first evaluate and, to the extent possible, use non-financial techniques, such as currency of invoice, leading and lagging payments, receivable management or local borrowing to reduce transactions exposure before taking steps to minimize remaining exposure with financial instruments. Foreign exchange forward contracts intended to hedge forecasted transactions are treated as cash flow hedges and such contracts generally expire within three months. The credit risk of these forward contracts is minimized since the contracts are with large financial institutions. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged.

We depend on our executive officers and skilled management personnel.

      Our success depends to a large extent upon the continued services of our executive officers. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure you that we will retain our executive officers and other key employees. We could be seriously harmed by the loss of any of our executive officers. In order to manage our growth, we will need to recruit and retain additional skilled management personnel and if we are not able to do so, our business and our ability to continue to grow could be harmed. In addition, in connection with expanding our ODM activities, we must attract and retain experienced design engineers. Although we and a number of companies in our industry have implemented workforce reductions, there remains substantial competition for highly skilled employees. Our failure to recruit and retain experienced design engineers could limit the growth of our ODM activities, which could adversely affect our business.

We are subject to environmental compliance risks.

      We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

We are a defendant in several securities class action lawsuits and this litigation could harm our business whether or not determined adversely to us.

      Between June and August 2002, Flextronics and certain of our officers and directors were named as defendants in several securities class action lawsuits that seek an unspecified amount of damages, which were filed in the Untied States District Court for the Southern District of New York. These actions, which were filed on behalf of those who purchased, or otherwise acquired, Flextronics’ ordinary shares between January 18, 2001 and June 4, 2002, including those who purchased ordinary shares in our secondary offerings on February 1, 2001 and January 7, 2002. These actions generally allege that, during this period, the defendants made misstatements to the investing public about the financial condition and prospects of Flextronics. On April 23, 2003, the Court entered an order transferring these lawsuits to the United States District Court for the Northern District of California. On July 16, 2003, Flextronics filed a motion to dismiss on behalf of the Company and its officers and directors named as defendants. On November 17, 2003, the Court entered an order granting defendants’ motion to dismiss without prejudice. On January 28, 2004, plaintiffs filed an amended complaint. Flextronics’ motion to dismiss the amended complaint was filed on March 10, 2004.

      In May 2004, the parties reached a tentative settlement of all claims in the lawsuit and the defendants withdrew their motion to dismiss. The settlement would be funded entirely by funds from Flextronics’s Officers’ and Directors’ insurance. The settlement agreement is subject to negotiation and documentation of a formal stipulation of settlement, as well as Court approval. If the settlement is not finalized, there can be no assurance we will be successful in defending the lawsuits, and, if we are unsuccessful, we may be subject to significant damages. Even if we were to be successful, defending the lawsuits may be expensive and may divert management’s attention from other business concerns and harm our business.

Risks Related to this Offering

The market price of our ordinary shares is volatile.

      The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may cause the market price of our ordinary shares to decline.

Management might apply the net proceeds from this offering to uses that do not improve our operating results or increase the value of your investment.

      Our management will have considerable discretion in the application of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess how the proceeds will be used. The net proceeds may be used for corporate purposes that do not improve our operating results or market value and you will not have the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use the proceeds. Pending application of the proceeds, they might be placed in investments that do not produce income or that lose value.

It may be difficult to effect services of process within the United States on us or to enforce civil liabilities against us.

      We are incorporated in Singapore under the Companies Act, Chapter 50 of Singapore, or Singapore Companies Act. Some of our directors and officers reside outside the United States. A substantial portion of the assets of Flextronics International Ltd. are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or to enforce against us in United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Judgments of United States courts based upon the civil liability provisions of the federal securities laws of the United States are not directly enforceable in Singapore courts and there can be no assurance as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

USE OF PROCEEDS

      We estimate that the net proceeds from the sale of the 24,330,900 ordinary shares offered by this prospectus supplement and the accompanying prospectus will be approximately $299.8 million, based on a public offering price of $12.50 per share and after deducting the underwriting discounts and estimated expenses. The net proceeds will be used to fund the further expansion of our business, including additional working capital and capital expenditures, to repay borrowings under our revolving credit facility and for general corporate purposes. Borrowings under our revolving credit facility currently bear interest ranging from 2.35% to 2.8% and mature in March 2008. We may also use a portion of the net proceeds for strategic acquisitions or investments. However, we currently do not have any agreements or commitments to make any material acquisitions or investments other than the Nortel Networks and Hughes Software transactions described under the caption “Prospectus Supplement Summary — Recent Developments.” Until the net proceeds have been used, they will be invested in short-term marketable securities.

DIVIDENDS

      Since inception, we have not declared or paid any cash dividends on our ordinary shares, and our credit facility prohibits the payment of cash dividends without the lenders’ prior consent. The terms of our senior subordinated notes also restrict our ability to pay cash dividends. We anticipate that all earnings in the foreseeable future will be retained to finance the continuing development of our business.

PRICE RANGE OF ORDINARY SHARES

      The ordinary shares are traded on the Nasdaq National Market under the symbol “FLEX.” The following table shows the high and low sale prices of our ordinary shares since the beginning of our 2003 fiscal year as reported on the Nasdaq National Market.

	High	Low

Fiscal year ended March 31, 2003
First Quarter	$18.98	$7.11
Second Quarter	10.40	5.85
Third Quarter	12.04	5.47
Fourth Quarter	9.90	7.15
Fiscal year ended March 31, 2004
First Quarter	$11.56	$8.27
Second Quarter	15.82	10.34
Third Quarter	16.00	13.87
Fourth Quarter	19.31	14.80
Fiscal year ending March 31, 2005
First Quarter	$19.12	$14.85
Second Quarter (through July 22, 2004)	15.95	12.82

      On July 22, 2004, the closing sale price of the ordinary shares was $13.33 per share. As of July 15, 2004, there were 3,586 registered holders of our ordinary shares.

CAPITALIZATION

      The following table sets forth our cash and capitalization as of March 31, 2004 on an actual basis and as adjusted to reflect the issuance and sale of 24,330,900 ordinary shares in this offering at a public offering price of $12.50 per share and after deducting the underwriting discounts and estimated expenses and the application of a portion of the proceeds to repay borrowings under our revolving credit facility.

      You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	As of March 31, 2004

		As Adjusted for
	Actual	Ordinary Shares

	(USD in thousands, except share
	and per share amounts)
Cash and cash equivalents	$615,276	$695,026

Bank borrowings and long-term debt, including current portion:
Short term bank borrowings	89,335	89,335
Outstanding under revolving line of credit*	220,000	—
Capital lease obligations	23,287	23,287
9.875% Senior subordinated notes due 2010	7,659	7,659
9.75% Euro denominated senior subordinated notes due 2010	181,422	181,422
0.00% convertible junior subordinated notes due 2008	200,000	200,000
1.00% convertible subordinated notes due 2010	500,000	500,000
6.50% senior subordinated notes due 2013	399,650	399,650
Other	107,398	107,398

Total debt	1,728,751	1,508,751

Shareholders’ equity:
Ordinary shares, S$0.01 par value; shares authorized — 1,500,000,000; shares issued and outstanding — 529,944,282 on an actual basis, 554,275,182 as adjusted for this offering, respectively	3,135	3,280
Additional paid-in capital	5,014,990	5,314,595
Accumulated deficit	(722,471)	(722,471)
Accumulated other comprehensive income	78,105	78,105
Deferred compensation	(6,546)	(6,546)

Total shareholders’ equity	4,367,213	4,666,963

Total capitalization	$6,095,964	6,175,714

*	As of June 30, 2004, borrowings under our revolving credit facility increased to $536.0 million, primarily as a result of borrowings to fund our acquisition of shares of Hughes Software.

CERTAIN MATERIAL SINGAPORE AND UNITED STATES TAX CONSIDERATIONS

      This summary of Singapore tax and U.S. federal income and estate tax considerations is based on current law, which is subject to change, possibly on a retroactive basis, and is provided for general information. These discussions do not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, U.S. shareholders who actually or constructively own 10% or more of the total combined voting power of all of our outstanding shares, regulated investment companies, partnerships or other pass through entities or investors in such entities, financial institutions or broker-dealers, expatriates and shareholders that are not U.S. shareholders subject to special treatment under the U.S. federal income tax laws). Shareholders should consult their own tax advisors regarding the particular tax consequences to such shareholders of any investment in our ordinary shares.

Income Taxation Under Singapore Law

      Under current provisions of the Income Tax Act, Chapter 134 of Singapore, corporate profits are taxed at a rate equal to 20% with effect from the year of assessment 2005 (assuming the 2004 Budget proposals announced by the Minister of Finance are passed by Parliament).

      In addition, 75% of up to the first S$10,000, and 50% of up to the next S$90,000 of a company’s chargeable income (other than Singapore dividends received by the company) will be exempt from corporate tax.

      Singapore does not impose withholding tax on dividends. Prior to January 1, 2003, Singapore applied a full imputation system to all dividends (other than exempt dividends) paid by a Singapore resident company. With effect from January 1, 2003, tax on corporate profits is final and dividends paid by a Singapore resident company will be tax exempt in the hands of a shareholder, whether or not the shareholder is a company or an individual and whether or not the shareholder is a Singapore resident. However, if the resident company was previously under the imputation system and has unutilized dividend franking credits as at December 31, 2002, there will be a 5-year transition period from January 1, 2003 to December 31, 2007, during which a company may remain on the imputation system. Dividends declared by non-resident companies are not subject to the imputation system.

      Under current Singapore tax law there is no tax on capital gains, and, thus, any profits from the disposal of shares are not taxable in Singapore unless the vendor is regarded as carrying on a trade in shares in Singapore (in which case, the disposal profits would be taxable as trade profits rather than capital gains).

      There is no stamp duty payable in respect of the holding of shares. No duty is payable on the acquisition of new shares. Where existing shares are acquired in Singapore, stamp duty is payable on the instrument of transfer of the shares at the rate of S$2 for every S$1,000 of the market value of the shares. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, stamp duty must be paid if the instrument of transfer is received in Singapore. Under Article 22 (iii) of our Articles of Association, our directors are authorized to refuse to register a transfer unless the instrument of transfer has been duly stamped.

Income Taxation Under United States Law

      For purposes of this summary, the term U.S. shareholders includes (1) individual citizens or residents of the U.S., including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws (unless such alien individual is not treated as a resident of the U.S. under an applicable income tax treaty), (2) corporations (including any entity treated as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S., any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (4) trusts that are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or that have a valid election to be treated as U.S. persons.

      If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of a share, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of a share that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding the ordinary shares.

      U.S. shareholders will be required to report as income for U.S. income tax purposes the amount of any dividend received from us to the extent paid out of our current or accumulated earnings and profits, as determined under current U.S. income tax principles. With respect to non-corporate holders, certain dividends received before January 1, 2009 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ordinary shares (which are listed on the Nasdaq National Market) are readily tradable on an established securities market in the United States. Thus, we believe that dividends that we pay on our ordinary shares currently meet the conditions required for these reduced tax rates. There can be no assurance that our ordinary shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to section 164(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of the dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. non-corporate holders should consult their own tax advisors regarding the application of these rules given their particular circumstances. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. shareholder’s tax basis for the shares to the extent thereof, and then as capital gain.

      The amount of any dividend paid in non-U.S. currency (a “foreign currency”) will equal the U.S. dollar value of the foreign currency received calculated by reference to the exchange rate in effect on the date the dividend is distributed regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, a U.S. shareholder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as ordinary income or loss.

      Because more than 50% of the total combined voting power of all classes of our shares entitled to vote or the total value of our shares may be owned by U.S. persons, a portion of any dividends received by a U.S. shareholder may be treated as U.S. source dividend income for purposes of calculating U.S. foreign tax credits.

      U.S. shareholders generally will, upon the sale, exchange or other taxable disposition of a share, recognize gain or loss for U.S. income tax purposes in an amount equal to the difference between the amount realized and the U.S. shareholder’s tax basis in such a share. If paid in currency other than U.S. dollars, the U.S. dollar amount realized, as determined on the trade date, is determined by translating the foreign currency into U.S. dollars at the spot rate in effect on the settlement date of the sale or disposition in the case of a U.S. shareholder that is a cash basis taxpayer. An accrual basis taxpayer may elect to use the spot rate in effect on the settlement date of the sale by filing a statement with the U.S. shareholder’s first return in which the election is effective clearly indicating that the election has been made. Such an election must be applied consistently from year to year and cannot be changed without the consent of the Internal Revenue Service. Subject to the passive foreign investment company rules, described below, such gain or loss will be capital gain or loss if the share was a capital asset in the hands of the U.S. shareholder and will be long-term capital gain or loss if the share has been held for more than one year. If a U.S. shareholder receives any currency other than U.S. dollars on the sale of a share, such U.S. shareholder may recognize ordinary income or loss as a result of currency fluctuations between the date of such sale and the date such sale proceeds are converted into U.S. dollars.

      A foreign corporation generally will be a passive foreign investment company (“PFIC”) for United States federal income tax purposes if in any tax year either 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, royalties, rents and annuities) or the average percentage of its assets that produce passive income or are held for the production of a passive income is at least 50%. We were not a PFIC for the year 2003. In addition, while there can be no assurance because the determination depends on future events, based on our management’s current projections of our future income and assets, and the manner in which we currently intend to manage and conduct our business in the future, we do not expect to be a PFIC in the year 2004 or in the future. If we were treated as a PFIC for any taxable year in which a U.S. shareholder held our shares, certain adverse consequences could apply, including a material increase in the amount of tax that the U.S. shareholder would owe, an imposition of tax earlier than would otherwise be imposed and additional tax form filing requirements. A U.S. shareholder owning shares in a PFIC generally may be able to avoid or mitigate these adverse tax consequences by making a timely “qualified electing fund” or “market-to-market” election. U.S. shareholders should consult with their tax advisors as to the effect of these rules.

      A U.S. shareholder may be subject to backup withholding (currently at a rate of 28%) with respect to cash dividend payments and proceeds from a disposition of the shares. In general, backup withholding will apply only if a U.S. shareholder fails to comply with certain identification and certification procedures. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. shareholder, provided that the required information is timely furnished to the IRS.

Estate Taxation

      In the case of an individual who is not domiciled in Singapore and who died before January 1, 2002, a Singapore estate tax is imposed on the value of all movable and immovable properties situated in Singapore. Our shares are considered to be movable property situated in Singapore. Thus, an individual shareholder who is not domiciled in Singapore at the time of his or her death before January 1, 2002 will be subject to Singapore estate tax on the value of any such shares held by the individual upon the individual’s death. Such a shareholder will be required to pay Singapore estate tax to the extent that the value of the shares (or in aggregate with any other assets subject to Singapore estate tax) exceeds S$600,000. Any such excess will be taxed at a rate equal to 5% on the first S$12,000,000 of the individual’s Singapore chargeable assets and thereafter at a rate equal to 10%. If an individual who is not domiciled in Singapore dies on or after January 1, 2002, no estate duty is payable on his moveable property in Singapore.

      An individual shareholder who is a U.S. citizen or resident (for U.S. estate tax purposes) also will have the value of the shares included in the individual’s gross estate for U.S. estate tax purposes. An individual shareholder generally will be entitled to a tax credit against the shareholder’s U.S. estate tax to the extent the individual shareholder actually pays Singapore estate tax on the value of the shares; however, such tax credit is generally limited to the percentage of the U.S. estate tax attributable to the inclusion of the value of the shares included in the shareholder’s gross estate for U.S. estate tax purposes, adjusted further by a pro rata apportionment of available exemptions. Individuals should consult their own tax advisors regarding the Singapore and U.S. estate tax consequences of their investment.

UNDERWRITING

      Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

Citigroup Global Markets Inc.	11,136,000
Banc of America Securities LLC	11,136,000
Scotia Capital (USA) Inc.	1,176,500
RBC Capital Markets Corporation	882,400
Total	24,330,900

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.

      The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.102 per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

      We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup and Banc of America Securities LLC, dispose of or hedge any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares, except that, among other things, we will be permitted to issue, and grant options to purchase, ordinary shares under existing share option and share purchase plans and to issue ordinary shares in connection with acquisitions. Citigroup and Banc of America Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

      Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

•	it has not offered and will not offer any shares included in this offering in the Netherlands other than to persons who trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities.

      Our ordinary shares are quoted on the Nasdaq National Market under the symbol “FLEX.”

      The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering.

Paid by Flextronics

Per Share	$0.17
Total	$4,136,253

      In addition to the underwriting discount, the underwriters will receive a commission equivalent from the investors in the amount of $0.05 for each ordinary share sold to the investors in the offering.

      In connection with this offering, Citigroup and Banc of America Securities LLC, on behalf of the underwriters, may purchase and sell ordinary shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of our ordinary shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. The underwriters may make “naked” short sales of shares. The underwriters must close out any naked short position by purchasing our ordinary shares in the open market. A naked short position is likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup and Banc of America Securities LLC repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of our ordinary shares. They may also cause the price of our ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in our ordinary shares on the Nasdaq National Market, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our ordinary shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

      We estimate that our portion of the total expenses of this offering will be $0.2 million.

      Some of the underwriters or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for us and our affiliates in the ordinary course of business for which they have received customary compensation. Citigroup Global Markets Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc. and RBC Capital Markets Corporation were initial purchasers in our offering of convertible subordinated notes due 2010, which closed in July 2003. Citigroup Global Markets Inc. and Banc of

America Securities LLC were initial purchasers in our offering of senior subordinated notes due 2013, which closed in May 2003. Citigroup Global Markets Inc. acted as an advisor in connection with the Hughes Software acquisition. An affiliate of Banc of America Securities LLC acts as trustee and is an investor in our receivables facility, which closed in March 2002. In addition, affiliates of Citigroup Global Markets Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc. and RBC Capital Markets Corporation are lenders under our revolving credit facility and under the revolving credit facility entered into by our subsidiary, Flextronics International USA, Inc., and will receive their respective share of any repayment by us of amounts outstanding under these revolving credit facilities from the proceeds of this offering. We intend to use more that 10% of the net proceeds from the sale of ordinary shares in this offering to repay debt outstanding under our revolving credit facility owed by us to these parties. Accordingly, this offering is being made in compliance with the requirements of Conduct Rules 2710(h) and 2720(c)(iii)(b) of the National Association of Security Dealers, Inc. From time to time, we have entered into commercial lending transactions with affiliates of the underwriters in the ordinary course of business for which they have received customary compensation.

      A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The underwriters will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      The validity of the ordinary shares offered hereby has been passed upon for us by Allen & Gledhill, Singapore and for the underwriters by ASG Law Corporation, Singapore. Certain United States legal matters in connection with this offering will be passed upon for us by Fenwick & West LLP, Mountain View, California, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

      The consolidated financial statements for the fiscal years ended March 31, 2004 and 2003 incorporated in this prospectus supplement by reference from the Flextronics Annual Report on Form 10-K for the year ended March 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The audited financial statements for the year ended March 31, 2002 that are incorporated by reference in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report dated April 25, 2002 with respect thereto. Because Arthur Andersen LLP has ceased to exist, you may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in these financial statements.

WHERE YOU CAN FIND MORE INFORMATION

      Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the SEC. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. This web site can be accessed at http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our ordinary shares. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

      We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus supplement and the accompanying prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). You may request a copy of this information at no cost, by writing or telephoning us at: Flextronics International Ltd., 2090 Fortune Drive, San Jose, California 95131, Attention: Thomas J. Smach, Senior Vice President of Finance, Telephone: (408) 576-7722.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended March 31, 2004, filed with the SEC on June 14, 2004, as amended on Form 10-K/A, filed with the SEC on July 21, 2004;

•	the description of our ordinary shares contained in our registration statement on Form 8-A filed on January 31, 1994 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus are sold.

      You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

      Information that we file later with the SEC and that is incorporated by reference into this prospectus supplement will automatically update information contained in this prospectus supplement or that was previously incorporated by reference into this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

PROSPECTUS

$1,000,000,000

Flextronics International Ltd.

Debt Securities

Ordinary Shares

Warrants

          This prospectus includes a general description of the debt securities, ordinary shares and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

      Our ordinary shares are quoted on the Nasdaq National Market under the symbol “FLEX.” On August 27, 2002, the closing sale price of the ordinary shares was $9.11 per share.

       This investment involves a high degree of risk. See “Risk Factors” in the supplement to this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2002.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may offer from time to time debt securities, ordinary shares and warrants up to an aggregate amount of $1,000,000,000 (or the equivalent in non-U.S. currencies). This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus, we will provide a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under the heading “Where You Can Find More Information.”

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the web site of the Securities and Exchange Commission or at its offices listed under the heading “Where You Can Find More Information.” We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

      Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Flextronics” refer to Flextronics International Ltd., a Singapore incorporated public company limited by shares.

      In this prospectus, references to “$” are to United States dollars and references to “S$” are to Singapore dollars.

i

PROSPECTUS SUMMARY

      This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

Flextronics International Ltd.

      We are a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the handheld electronics devices, information technologies infrastructure, communications infrastructure, computer and office automation, and consumer devices industries. We provide a network of design, engineering and manufacturing operations in 28 countries across four continents. Our strategy is to provide customers with end-to-end operational services where we take responsibility for engineering, supply chain management, new product introduction and implementation, manufacturing, and logistics management, with the goal of delivering a complete packaged product. In addition to the assembly of printed circuit boards and complete systems and products, our manufacturing services include the fabrication and assembly of plastic and metal enclosures, the fabrication of printed circuit boards and backplanes (which are printed circuit boards into which other printed circuit boards or cards may be inserted) and the fabrication and assembly of photonics components. Throughout the production process, we offer design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging and distribution; and automation of key components of the supply chain through advanced information technologies. Finally, we offer after-market services such as network installation. By working closely with our customers and being highly responsive to their requirements throughout the design, manufacturing and distribution process, we believe that we can be an integral part of their operations, accelerate their time-to-market and time-to-volume production, and reduce their production costs. Our principal offices are located at 2 Changi South Lane, Singapore 486123. Our telephone number is (65) 6299-8888.

The Securities We May Offer

      With this prospectus, we may offer debt securities, ordinary shares and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $1,000,000,000 (or the equivalent in non-U.S. currencies). Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

Debt Securities

      We may offer general obligations, which may be senior or subordinated, secured or unsecured and which may or may not be convertible into our ordinary shares. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

      We will issue the debt securities under an indenture or indentures between us and State Street Bank and Trust Company of California, N.A., as the trustee. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement of which this prospectus is a part.

Ordinary Shares

      We may issue ordinary shares, par value S$0.01 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our ordinary shares.

Warrants

      We may issue warrants for the purchase of debt securities or ordinary shares. Our board of directors will determine the terms of the warrants.

ENFORCEMENT OF CIVIL LIABILITIES

      We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore courts, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

RISK FACTORS

      An investment in the securities offered by this prospectus involves a high degree of risk. Before investing in these securities, you should carefully consider the information contained under the heading “Risk Factors” in the applicable supplement to this prospectus and under the heading “Forward-Looking Statements” below in this prospectus, as well as the sections of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Factors Affecting Operating Results.”

FORWARD-LOOKING STATEMENTS

      The material included or incorporated by reference in this prospectus and in any accompanying prospectus supplement contains forward-looking statements within the meaning of the securities laws. The words “expects,” “anticipates,” “believes,” “intends,” “plans” and similar expressions identify forward-looking statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

•	our ability to integrate acquired companies and manage changing operations;

•	fluctuations in our customers’ requirements and in demand for their products;

•	our strategic relationships with OEMs;

•	increased competition;

•	currency fluctuations.

      In addition, the forward-looking statements included or incorporated by reference in this prospectus and in any accompanying prospectus supplement are subject to the other risks and uncertainties discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Factors Affecting Operating Results” in our most recent reports filed with the Securities and Exchange Commission on Form 10-K and Form 10-Q. We undertake no obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable supplement to this prospectus, the net proceeds from the sale of securities offered under this prospectus will be added to our general funds and may be used for general corporate purposes. General corporate purposes may include:

•	meeting our working capital requirements;

•	funding capital expenditures;

•	repaying debt; and

•	financing acquisitions of facilities, assets and other companies.

      Until the net proceeds have been used, they will be invested in short-term marketable securities.

DIVIDEND POLICY

      Since inception, we have not declared or paid any cash dividends on our ordinary shares, and our credit facility prohibits the payment of cash dividends without the lenders’ prior consent. The terms of our senior subordinated notes also restrict our ability to pay cash dividends. We anticipate that all earnings in the foreseeable future will be retained to finance the continuing development of our business.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table presents our historical ratios of earnings to fixed charges for the periods indicated (in thousands):

	Fiscal Year Ended March 31,
						Three Months Ended
	1998	1999	2000	2001	2002	June 30, 2002

Ratio of earnings to fixed charges	3.82x	1.55x	2.78x	—	—	—

      For the purposes of computing the ratio of fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $552.3 million for the fiscal year ended March 31, 2001, $242.6 million for the fiscal year ended March 31, 2002 and $177.7 million for the three months ended June 30, 2002.

DESCRIPTION OF SECURITIES

      With this prospectus, we may offer debt securities, ordinary shares and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $1,000,000,000.

      The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement.

Debt Securities

      The following description of the terms of the debt securities summarizes some general terms that may apply to the debt securities offered under this prospectus. The description is not complete, and the particular terms of any issue of debt securities will be described in the applicable prospectus supplement.

     General

      The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. A copy of the form of each type of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures. We refer to the senior indenture and the subordinated indenture, together with any supplemental indentures, as the “indentures” throughout the remainder of this prospectus.

      The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be secured or unsecured and will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be secured or unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

      We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities and the amount payable at maturity or on acceleration;

•	if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments of principal or interest (or other payments) on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the maturity date, and any other date or dates when payments on the principal must be made or the method of determining that date or dates;

•	interest rates, or the method for determining such rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	the places where payments may be made and the manner of payments;

•	any mandatory or optional redemption provisions;

•	any subordination provisions;

•	the denominations in which debt securities will be issued;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

•	whether the debt securities will be secured or unsecured (and, if secured, the nature of the collateral);

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	whether and on what terms we will pay additional amounts to any holders of the debt securities in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	the certificates or forms required for the issuance of debt securities in definitive form;

•	the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	any conversion or exchange provisions, including conversion or exchange prices or rates and adjustments to those prices and rates; and

•	any other specific terms of the debt securities.

      If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

      Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

     Senior Debt Securities

      Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other indebtedness that is not subordinated.

     Subordinated Debt Securities

      Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.

     Registrar and Paying Agent

      The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

      State Street Bank and Trust Company of California, N.A. is our designated security registrar and paying agent for the debt securities.

     Conversion or Exchange Rights

      Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions or other events requiring adjustment to the conversion or exchange price.

     Global Securities

      We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

      Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for that registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

      We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

      The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

      So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

      Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

      We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

      We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

      If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

      We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

     Merger, Consolidation or Sale of Assets

      Under the terms of the indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if

•	we are the surviving corporation, or the entity or the person formed by or surviving the consolidation or merger, if other than us, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of either (1) the United States, any state thereof, the District of Columbia or Singapore or (2) any other country, subject to any limitations or conditions described in the applicable supplement to this prospectus, and, if we are not the surviving corporation, the entity or person formed by or surviving the consolidation or merger expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

•	after giving effect to the consolidation, merger, sale of assets or other transaction, we would not be in default on the debt securities; and

•	certain other conditions are satisfied.

Events of Default

      Unless otherwise provided for in the prospectus supplement, the term “event of default,” when used in the indentures means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization of our company; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

      If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

      Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

      If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

      If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

      Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

      We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.

Discharge, Defeasance and Covenant Defeasance

      We can discharge or defease our obligations under the indentures as stated below or as provided in the prospectus supplement.

      Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

      Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as “defeasance.” We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

•	in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

      Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

      Except as provided in the prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

•	add any limitations or conditions that may apply to a consolidation, merger or sale of all or substantially all of our assets to another company;

•	add covenants for the protection of the holders of debt securities;

•	effect modifications that do not adversely affect any outstanding series of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

      Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

•	extend the stated maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the Trustee

      Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series may be effected by the trustee for that series at an office or agency designated by the trustee of that series in New York, New York.

      If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

      The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

•	would not conflict with any rule of law or with the applicable indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.

      Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

      Each indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Ordinary Shares

      The following statements are brief summaries of our capital structure and of important rights and privileges of shareholders conferred by the laws of Singapore and our articles of association. These statements summarize the material provisions of the laws of Singapore and our articles but are qualified by reference to our articles, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, and which is available at our San Jose, California office. A copy of our articles is also available for inspection at our registered office in Singapore.

Ordinary Shares

      Our authorized capital consists of 1,500,000,000 ordinary shares, par value S$0.01. There is a provision in our articles to enable us in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as our directors may determine. The directors may issue shares at a premium and a sum equal to the aggregate amount or value of the premiums will be transferred to a share premium account. All shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. All shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares.

New Shares

      New shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier to occur of:

•	the conclusion of the next annual general meeting; or

•	the expiration of the period within which the next annual general meeting is required by law to be held.

      The shareholders have provided such general authority to issue new shares until our 2002 annual general meeting. Subject to this and the provisions of the Singapore Companies Act and our articles, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Shareholders

      Only persons who are registered in our books are recognized as shareholders and absolute owners of the shares. On June 4, 2002, there were 3,369 holders of our ordinary shares. We may, on giving not less than fourteen days’ notice, close the register of members for any time or times, but the register may not be closed for more than thirty days in any calendar year. Closure is normally made for the purpose of determining shareholders’ entitlement to receive dividends and other distributions and would, in the usual case, not exceed ten days.

Transfer of Shares

      Subject to applicable securities laws, our ordinary shares are freely transferable. The directors may decline to register any transfer of shares on which we have a lien and, for shares not fully paid up, may refuse to register a transfer to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and other evidence of title as they may require. We will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require.

Shareholders’ Meetings

      We are required to hold an annual general meeting in each year. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than one-tenth of the total voting rights of all shareholders. In addition, two or more shareholders holding not less than one-tenth of our issued share capital may call a meeting of our shareholders.

      Unless otherwise required by law or by our articles, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the votes cast at a meeting of which at least fourteen days’ written notice is given. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of a majority of not less than 75% of the votes cast at a general meeting of which not less than 21 days’ written notice specifying the intention to propose the resolution as a special resolution has been duly given, is necessary for certain matters under Singapore law, such as an alteration of our articles.

Voting Rights

      Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded before or on the declaration of the result of the show of hands. If voting is by a show of hands, every shareholder who is present in person or by proxy at the meeting has one vote. On a poll every shareholder who is present in person or by proxy has one vote for every share held by him. A poll may be demanded by any of:

•	the chairman of the meeting;

•	not less than three shareholders present in person or by proxy and entitled to vote; or

•	shareholders present in person or by proxy and representing not less than one-tenth of the total voting rights of all shareholders entitled to attend and vote at the meeting.

Dividends

      In an annual general meeting, our shareholders may declare dividends, but no dividend will be payable in excess of the amount recommended by the directors. The directors may also declare an interim dividend. No dividend may be paid except out of our profits. Except as otherwise may be provided in special rights as to dividends specified in the terms of issue of any shares (no such shares currently being in issue), all dividends are paid pro rata among the shareholders. To date, we have not declared any cash dividends on our shares and have no current plans to pay cash dividends in the foreseeable future.

Bonus and Rights Issues

      In a general meeting, our shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as bonus shares to the shareholders in proportion to their shareholdings. A bonus issue is the Singapore equivalent of a stock dividend. The directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. These rights are subject to any conditions attached to the issue and the regulations of any stock exchange on which the shares are listed.

Takeovers

      With effect from January 1, 2002, the acquisition of our shares is regulated by the Securities and Futures Act and the revised Singapore Code on Take-overs and Mergers (the “Code”).

      Under the revised Code, where:

•	any person acquires whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a company, or

•	any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any period of six months additional shares carrying more than 1% of the voting rights, such person is required to extend a mandatory take-over offer for the remaining voting shares of the company. The Securities Industry Council is empowered to waive compliance with this requirement.

      An offer made must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with him for voting rights of the offeree company during the offer period and within six months prior to its commencement.

Liquidation or Other Return of Capital

      On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Indemnity

      As permitted by the laws of Singapore, our articles provide that, subject to the Companies Act, our directors and officers will be indemnified by us against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee of us and in which judgment is given in their favor or in which they are acquitted, or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by us against any liability which by law would otherwise attach to them relating to any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to us.

Limitations on Rights to Hold or Vote Ordinary Shares

      Except as discussed above under “Takeovers,” there are no limitations imposed by the laws of Singapore or by our articles on the right of non-resident shareholders to hold or vote ordinary shares.

Transfer Agent

      Our transfer agent is EquiServe L.P., 150 Royall Street, M/S 45-01-07, Canton, Massachusetts 02021.

Warrants

      We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase ordinary shares.

      Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt Warrants

      The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title and aggregate number of the debt warrants;

•	any offering price of the debt warrants;

•	the number of debt warrants and debt securities that will be separately transferable;

•	any date on and after which the debt warrants and debt securities will be separately transferable;

•	the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

•	the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants that may be exercised at any one time and the final date on which the debt warrants may be exercised;

•	the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

•	the terms of any right to redeem or call the debt warrants;

•	any book-entry procedure information;

•	any currency or currency units in which the offering price and the exercise price are payable; and

•	any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity Warrants

      The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

•	the title and aggregate number of the equity warrants;

•	any offering price of the equity warrants;

•	the designation and terms of any ordinary shares that are purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

•	if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

•	the number of ordinary shares purchasable upon exercise of an equity warrant and the price;

•	the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

•	if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

•	any currency or currency units in which the offering price and the exercise price are payable;

•	any applicable anti-dilution provisions of the equity warrants;

•	any applicable redemption or call provisions; and

•	any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

TAXATION

      This summary of Singapore and U.S. tax considerations is based on current law and is provided for general information. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their investment or tax circumstances, or to certain types of shareholders, including insurance companies, tax-exempt organizations, regulated investment companies, financial institutions or broker-dealers, and shareholders that are not U.S. shareholders, as defined below, subject to special treatment under the U.S. federal income tax laws. U.S. shareholders should consult their own tax advisors regarding the particular tax consequences to such shareholders of any investment in the ordinary shares.

Income Taxation Under Singapore Law

      Under the Income Tax Act, Chapter 134 of Singapore, corporate profits are ordinarily taxed at a rate of 24.5% for the Year of Assessment 2002. The tax rate for the Year of Assessment 2003 is 22%. As a temporary measure to cushion the impact of economic slow-down, Singapore granted a tax rebate for the Year of Assessment 2002. Until December 31, 2002 Singapore will operate an imputation system for taxing dividends. Under this system, where a company has paid normal corporate tax on its profits, the tax paid is imputed to shareholders when a dividend is paid. Thus, the shareholders receive dividends net of the tax paid by us and dividends received by either a resident or a nonresident of Singapore are not subject to further withholding tax. Shareholders are taxed on the cash amount of the dividend plus the amount of corporate tax paid by us. The tax paid by us will be available to shareholders as a tax credit to offset the Singapore income tax liability on their overall income, including the gross amount of dividends. The Singapore Government has announced, however, in Budget 2002 that Singapore will operate a 1-tier corporate tax system with effect from January 1, 2003. Under this new system, dividends are exempt from tax. Companies with unused franking credits as of December 31, 2002 may elect to remain on the existing imputation system for a transitional period of up to five years.

      With effect from Year of Assessment 2002, a partial tax exemption has also been introduced for the first S$100,000 of a company’s chargeable income (other than Singapore dividend income) otherwise taxable at normal corporate rates, as follows:

•	for up to the first S$10,000 of such income, 75% of the income shall be exempt from tax; and

•	for up to the next S$90,000 of such income, 50% of the income shall be exempt from tax.

      Under current Singapore tax law there is no tax on capital gains and, thus, any profits from the disposal of shares are not taxable in Singapore unless the vendor is regarded as carrying on a trade in shares in Singapore, in which case the disposal profits would be taxable as trade profits rather than capital gains.

      There is no stamp duty payable in respect of the issuance of shares. When outstanding shares are acquired, stamp duty is payable on the instrument of transfer of the shares at the rate of S$2 for every S$1,000 of the market value of the shares. However, for instruments of transfer executed between October 13, 2001 and December 31, 2002, the aforesaid rate has been reduced by 30% to S$1.40 for every S$1,000. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, stamp duty must be paid if the instrument of transfer is received in Singapore. Under our articles, our directors are authorized to refuse to register a transfer unless the instrument of transfer has been duly stamped.

Income Taxation Under United States Law

      For purposes of this summary, the term U.S. shareholders includes (1) individual citizens or residents of the U.S., including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws (unless such alien individual is not treated as a resident of the U.S. under an applicable income tax treaty), (2) corporations (including any entity treated as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S., any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (4) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons.

      If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of a share, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of a share that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding the ordinary shares.

      U.S. shareholders will, upon the sale or exchange of a share, recognize gain or loss for U.S. income tax purposes in an amount equal to the difference between the amount realized and the U.S. shareholder’s tax basis in such a share. If paid in currency other than U.S. dollars, the U.S. dollar amount realized, as determined on the trade date, is determined by translating the foreign currency into U.S. dollars at the spot rate in effect on the settlement date of the sale in the case of a U.S. shareholder that is a cash basis taxpayer. An accrual basis taxpayer may elect to use the spot rate in effect on the settlement date of the sale by filing a statement with the U.S. shareholder’s first return in which the election is effective clearly indicating that the election has been made. Such an election must be applied consistently from year to year and cannot be changed without the consent of the Internal Revenue Service. Such gain or loss will be capital gain or loss if the share was a capital asset in the hands of the U.S. shareholder and will not be short-term capital gain or loss if the share has been held for more than one year. If a U.S. shareholder receives any currency other than U.S. dollars on the sale of a share, such U.S. shareholder may recognize ordinary income or loss as a result of currency fluctuations between the date of such sale and the date such sale proceeds are converted into U.S. dollars.

      U.S. shareholders will be required to report as income for U.S. income tax purposes the amount of any dividend received from us to the extent paid out of our current or accumulated earnings and profits, as determined under current U.S. income tax principles. If over 50% of our stock, by vote or value, were owned by U.S. shareholders who individually held 10% or more of our voting stock, after applying certain attribution principles, the U.S. shareholders who, after applying certain attribution principles, individually held 10% or more of our voting stock potentially would be required to include in income a portion or all of their pro rata share of our earnings and profits and the earnings and profits of our non-U.S. subsidiaries. If 50% or more of our assets during a taxable year produced or were held for the production of passive income, as defined in Section 1297(b) of the Internal Revenue Code (for example, certain forms of dividends, interest and royalties), or 75% or more of our gross income for a taxable year was passive income, adverse U.S. tax consequences could result to all of our U.S. shareholders.

      Shareholders that are not U.S. shareholders (“non-U.S. shareholders”) will not be required to report for U.S. federal income tax purposes the amount of any dividend received from us. Non-U.S. shareholders, upon the sale or exchange of a share, would generally not be required to recognize gain or loss for U.S. federal income tax purposes.

Estate Taxation

      In the case of an individual who is not domiciled in Singapore, there is, in respect of a death occurring on or after January 1, 2002, no estate duty in relation to any movable property (including shares, debentures and warrants of the company). An individual shareholder who is a U.S. citizen or resident for U.S. estate tax purposes also will have the value of the shares included in the individual’s gross estate for U.S. estate tax purposes. Individuals who are domiciled in Singapore should consult their own tax advisors regarding the Singapore estate tax consequences of their investment.

PLAN OF DISTRIBUTION

      We may sell our debt securities, ordinary shares and warrants through underwriters, agents, dealers, or directly to one or more purchasers. We may distribute these securities from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

      The prospectus supplement for the securities we sell will describe that offering, including:

•	the identity of any underwriters, and, if required, of any dealers or agents;

•	the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

•	the place and time of delivery for the securities being sold;

•	whether or not the securities will trade on any securities exchanges or the Nasdaq Stock Market.

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Use of Underwriters, Agents and Dealers

      We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement. In the case of offerings of debt securities and ordinary shares, we may grant underwriters who participate in the distributions an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

      We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

      Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale. We may also sell any of the securities offered with this prospectus through other agents designated by us from time to time. Any such dealers or agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement. We will identify any agent or dealer involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents and dealers, in the applicable prospectus supplement.

      In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. We will disclose any material arrangements in the applicable prospectus supplement.

      The underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

      Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

      We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

LEGAL MATTERS

      Certain legal matters with respect to the ordinary shares offered by this prospectus will be passed upon for us by Allen & Gledhill, Singapore, and, in the case of the debt securities and warrants offered by this prospectus, by Fenwick & West LLP, Palo Alto, California.

EXPERTS

      Our consolidated financial statements and schedules appearing in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 filed with the Securities and Exchange Commission on May 3, 2002, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report dated April 25, 2002. In that report, that firm states that with respect to The DII Group, Inc. its opinion is based on the report of other independent public accountants, namely Deloitte & Touche LLP. The consolidated financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports. A written consent from Arthur Andersen, dated June 3, 2002, to the incorporation by reference of their report dated April 25, 2002, included in our Form 10-K for the year ended March 31, 2002, and to all references to Arthur Andersen in the registration statement of which this prospectus forms a part, was filed as an exhibit to the registration statement when it was initially filed on June 6, 2002. Because this registration statement does not contain a more recently dated written consent from Arthur Andersen, it is possible that Arthur Andersen might assert that your right of recovery against them under Section 11(a) of the Securities Act could be limited with respect to transactions in our securities pursuant to this registration statement. However, to the extent provided in Section 11(b)(3)(C) of the Securities Act, other persons who are liable under Section 11(a) of the Securities Act, including our officers and directors, may still rely on Arthur Andersen’s original audit report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. In addition, Arthur Andersen was convicted on June 15, 2002 of federal obstruction of justice. You may have no effective remedy against Andersen in connection with a material misstatement or omission in these financial statements, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings against Arthur Andersen.

      The consolidated financial statements and financial statements schedules of The DII Group, Inc. for the year ended January 2, 2000, incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2002, incorporated by reference in this registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to our unaudited interim financial information for the period ended June 30, 2002 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a report or a part of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available on the web site at “http://www.sec.gov.”

      We incorporate by reference in this prospectus information from other documents that we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	our Current Report on Form 8-K dated May 8, 2002; and

•	the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

      You may request a copy of these filings, at no cost, by writing or telephoning us at:

Flextronics International Ltd.

2090 Fortune Drive
San Jose, California 95131
Attention: Laurette Slawson Hartigan
Vice President, Treasurer
Telephone: (408) 576-7000

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement, other than any information superseded by a later prospectus supplement or a later document filed with the Securities and Exchange Commission and incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

24,330,900 Shares

Flextronics International Ltd.

Ordinary Shares

PROSPECTUS SUPPLEMENT
July 23, 2004

Citigroup

Banc of America Securities LLC
Scotia Capital
RBC Capital Markets